Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Vyome Holdings, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.001 per share	(1)	Other	610,185	$6.18	$3,770,943.30	0.0001381	$520.77

Total Offering Amounts:							$3,770,943.30		520.77
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$520.77

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered, issued or become issuable in connection with any stock split, stock dividend or similar transaction or pursuant to anti-dilution provisions of any of the securities.

Estimated solely for the purpose of calculation of the registration fee pursuant to Rule 457(c) under the Securities Act based on a per share price of $6.18, the average of the high and low reported sales prices of Vyome Holdings, Inc.’s (the “Company”) common stock, par value $0.001 per share (“Common Stock”), on the Nasdaq Capital Market on November 4, 2025.

Consists of 610,185 shares of Common Stock, issued by us in a private placement to the selling stockholders.